EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:        Edward M. Krell

Chief Operating Officer &

Chief Financial Officer

(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES PLANNED DEPARTURE
OF DAVID MANGINI; COMMENCES SEARCH FOR
CHIEF MERCHANDISING OFFICER

Philadelphia, PA, July 30, 2007 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, with nearly 1,600 maternity locations, today announced that it is currently actively pursuing candidates for the position of Chief Merchandising Officer.  The Chief Merchandising Officer will be responsible for the worldwide merchandising, design and sourcing activities for all five of the Company’s brands.  David Mangini, the Company’s current Executive Vice President of Merchandising, has informed the Company of his decision to leave the Company to pursue other opportunities.  Mr. Mangini has agreed to stay on with the Company for some time to assist in the search for and transition to his successor and to provide consulting services to the Company.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, stated, “We wish David the best in his future endeavors.  He’s brought a great deal to our company during his time here.  We greatly appreciate his willingness to stay on with us for some time to help us make a smooth transition.”

Mr. Mangini commented, “Although I feel it’s the best thing for me right now, it was a very difficult decision leaving Mothers Work. This is a great company with a strong management team and a bright future.  My departure makes available a great opportunity for the head merchant at one of the best specialty retailers in the nation.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2007, Mothers Work operates 1,599 maternity locations, including 787 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its

Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.